Exhibit 10.1

FIRST AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

This First Amendment to Executive Employment Agreement (this “Amendment”) is made and entered as of this 20th day of December, 2013, by and between Alliqua, Inc., a Florida corporation (the “Company”), and David Johnson (“Executive”) for the purpose of amending that certain Executive Employment Agreement dated as of February 4, 2013, by and between the Company and Executive (the “Agreement”). Terms used in this Amendment with initial capital letters that are not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

WHEREAS, Section 10(k) of the Agreement provides that the parties to the Agreement may amend the Agreement in a writing signed by the parties; and

WHEREAS, pursuant to Section 5(c)(ii) of the Agreement, the Company agreed to grant Executive certain stock option awards on the last business day of each calendar quarter (each a “Quarterly Grant”) during the period beginning on the Agreement’s Effective Date and ending on the third anniversary of the Effective Date (the “Award Period”); and

WHEREAS, the Executive has received a Quarterly Grant for the first, second, and third calendar quarters of 2013; and

WHEREAS, the parties desire to amend Section 5(c)(ii) of the Agreement to provide for a single stock option award, which options shall vest quarterly on the first day of each calendar quarter remaining in the Award Period, in lieu of the separate Quarterly Grants that were to be awarded for each calendar quarter remaining in the Award Period pursuant to the Agreement.

NOW THEREFORE, pursuant to Section 10(k) of the Agreement, in consideration of the mutual promises, conditions, and covenants contained herein and in the Agreement, and other good and valuable consideration, the adequacy of which is hereby acknowledged, the parties agree as follows:

1. Section 5(c)(ii) of the Agreement is hereby amended by deleting said section in its entirety and substituting in lieu thereof the following new Section 5(c)(ii):

(ii) An award of nonqualified stock options, pursuant to a stand-alone award agreement outside of the 2011 Plan, with respect to seven hundred thirty thousand five hundred thirty-five (730,535) shares of the Company’s common stock, subject to the terms and conditions of a nonqualified stock option award agreement, which terms shall include: (A) an exercise price equal to the fair market value of a share of common stock at the close of the market on the date of grant, (B) one-ninth (1/9th) of such options becoming vested and exercisable on the first day of each calendar quarter during the period commencing on January 1, 2014 and ending on the third anniversary of the Effective Date, (C) immediate vesting of 100% of the then unvested optioned shares upon the effective date of a “Change in Control” (as defined in the 2011 Plan), and (D) a term of ten (10) years (subject to early termination of forfeiture in accordance with the terms of the nonqualified stock option award agreement).

2. Except as expressly amended by this Amendment, the Agreement shall continue in full force and effect in accordance with the provisions thereof.

3. In the event of a conflict between the Agreement and this Amendment, this Amendment shall govern.

* * * * * * * * * *

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first indicated above.

THE COMPANY:

ALLIQUA, INC.

By:	/s/ Jerome B. Zeldis
Jerome B. Zeldis MD, PhD
Chairman of the Board

EXECUTIVE:

/s/ David Johnson
David Johnson